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                                                                    EXHIBIT 99.2

                                  NEWS RELEASE

                                Xecom Corporation

                                                                  NNOTC Bulletin
                                                                  Board Trading
                                                                  Symbol:XECM

August 21, 1996

                             "XECOM SELLS SELECTEL"


RANCHO MIRAGE, CALIFORNIA -- Xecom Corporation (XECM-OTC) today announced that it has sold to Teletek, Inc. (TLTK) their interest in SelecTel Corporation for approximately $1,500,000 in cash, notes and common stock in Teletek.

With the sale of SelecTel, the Company's balance sheet vastly improves, which will qualify the Company to be a non-designated security. The sale of SelecTel is part of the company's business strategy, to focus on the installation of phone systems for the military and to get out of the business of being a switchless reseller where margins have been slipping. The cash, from the sale, will be utilized to help finance the AFFES contract which is their main focus of business today.

Xecom is also pleased to announce that approximately 7,000 troops have signed up to date on the Phase I installations, with 83% of the servicemen signing up at Fort Bliss and Fort Biggs, which were the first bases that were turned on. This sign-up rate is well beyond expectations.

Xecom will retain its contract with MONITRx, Inc., a subsidiary of Maesa Gaming Management, Inc. (MGMT) to design and provide a telecommunications networking system (Intranet) and services for the state-of-the-art complete home health charting system utilizing a hand-held Fujitsu 486 pen-based unit dubbed the CADI System. The company will provide the host computer, technical support, billing and collecting services, communications services and support for the CADI System. This will provide Xecom with a foundation in the Internet.




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